As filed with the Securities and Exchange Commission on August 8, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Encore Acquisition Company

(and its Subsidiaries Identified on the Following Page)
(Exact name of registrant as specified in its charter)

Delaware	1311	75-2759650
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 1400 Fort Worth, Texas 76102 (817) 877-9955 (Address, including ZIP code, and telephone number, including area code, of each registrant’s principal executive offices)	Jon S. Brumley President 777 Main Street, Suite 1400 Fort Worth, Texas 76102 (817) 877-9955 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copy to:

Sean T. Wheeler

Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
(713) 229-1268
Fax: (713)-229-7868

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price Per	Aggregate Offering	Registration
Securities to Be Registered	Registered	Unit(1)	Price(1)	Fee

6.0% Senior Subordinated Notes due 2015	$300,000,000	100%	$300,000,000	$35,310

Guarantees of 6.0% Senior Subordinated Notes due 2015(2)	—	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no separate fee for the guarantees is payable.

      The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional	State or Other	Primary Standard
Registrant as Specified	Jurisdiction of Incorporation	Industrial Classification	I.R.S. Employer
in its Charter(1)	or Organization	Code Number	Identification Number

EAP Operating, Inc.	Delaware	1311	75-2807621
Encore Operating, L.P.	Texas	1311	75-2807888
Encore Operating Louisiana, LLC	Delaware	1311	75-2807888
EAP Properties, Inc.	Delaware	1311	75-2807620
EAP Energy, Inc.	Delaware	1311	75-2807622
EAP Energy Services, L.P.	Texas	1311	75-2808458

(1)	The address for each subsidiary guarantor registrant is 777 Main Street, Suite 1400, Fort Worth, Texas 76102, except EAP Properties, Inc., the address of which is 300 Delaware Avenue, Wilmington, Delaware 19801.

Filed pursuant to Rule 424(b)(3) Registration
No. 333-117025-01
No. 333-117025-02
No. 333-117025-03
No. 333-117025-04
No. 333-117025-05
No. 333-117025-06
SUBJECT TO COMPLETION, DATED AUGUST 8, 2005

PROSPECTUS

$300,000,000

Encore Acquisition Company

Offer to Exchange

registered
6.0% Senior Subordinated Notes due 2015
for all outstanding
6.0% Senior Subordinated Notes due 2015

The exchange notes:

•	will be freely tradable and otherwise substantially identical to the outstanding notes;

•	will accrue interest at 6.0% per annum, payable semiannually on each January 15 and July 15; and

•	will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

The exchange offer:

•	expires at 5:00 p.m., New York City time, on , 2005, unless extended; and

•	is not conditioned upon any minimum principal amount of outstanding notes being tendered.

You should note that:

•	we will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that we have registered under the Securities Act of 1933;

•	you may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer;

•	the exchange of outstanding notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes; and

•	the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

      Please consider carefully the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

      Each broker-dealer that receives exchange notes pursuant to this exchange offer in exchange for securities acquired for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of such new securities. We have agreed that, starting on the date of the completion of the exchange offer to which this prospectus relates and ending on the close of business 180 days after the completion date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” The letter of transmittal attached as an exhibit to the registration statement of which this prospectus forms a part states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended.

i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov and on our website at http://www.encoreacq.com. However, the information on our website does not constitute a part of this prospectus. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “EAC.”

      This prospectus is part of a registration statement we have filed with the SEC relating to the Notes and the related guarantees. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and these securities.

      The information included in the documents described below is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We are incorporating by reference into this prospectus the following documents (File No. 001-16295):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the SEC on March 10, 2005;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005, which were filed with the SEC on May 5, 2005 and August 8, 2005, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on February 18, 2005, May 4, 2005, June 16, 2005, July 7, 2005 and July 14, 2005.

      Until the termination of the exchange offer described in this prospectus, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

      We will provide you without charge a copy of any and all documents that have been incorporated by reference into this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

Encore Acquisition Company

777 Main Street, Suite 1400
Fort Worth, Texas 76102
Attention: Corporate Secretary
Telephone number is (817) 877-9955

      To obtain timely delivery of any of our documents, you must make your request to us no later than                     , 2005. Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005. The exchange offer can be extended by us in our sole discretion, but we currently do not intend to extend the expiration date. Please read “The Exchange Offer” for more detailed information.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to:

•	expected capital expenditures and the focus of our capital program;

•	areas of future growth;

•	our drilling program;

•	future horizontal development, secondary development and tertiary recovery potential;

•	the implementation of our high-pressure air injection, or HPAI, program, the ability to expand the program to other parts of the Cedar Creek Anticline and the effects thereof;

•	the completion of current high-pressure air injection projects and the effects thereof;

•	anticipated prices for oil and natural gas;

•	projected revenues; finding, development and acquisition costs; lifting costs; lease operations expenses; production, ad valorem and severance taxes; general and administrative expenses; taxes; and depreciation, depletion, and amortization; and other operating expenses;

•	timing and amount of future production of oil and natural gas;

•	expected hedging positions and payments related to hedging contracts, including the effectiveness thereof;

•	expectations regarding working capital, cash flow and anticipated liquidity;

•	estimated premiums to redeem our 8 3/8% senior subordinated notes due 2012 and the earnings charge associated with such redemption;

•	projected borrowings under our credit facility; and

•	marketing of oil and natural gas.

      Our actual results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the matters discussed in “Risk Factors” below and elsewhere in this prospectus and our filings with the SEC. If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

iii

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before deciding whether to participate in this exchange offer. We encourage you to read this prospectus and the documents incorporated by reference in their entirety before participating in the exchange offer, including the information set forth under the heading “Risk Factors.” References to “Encore,” “we,” “our,” or “us” refer to Encore Acquisition Company and our subsidiaries, except where we make clear that these terms refer only to Encore Acquisition Company. The estimates of proved oil and natural gas reserves at December 31, 2004 included in this prospectus and in the documents incorporated by reference are based upon the report of Miller and Lents, Ltd., an independent engineering firm.

Encore Acquisition Company

General

      Our Business. We are a growing independent energy company engaged in the acquisition, development, exploitation and production of onshore North American oil and natural gas reserves. Since our inception in 1998, we have sought to acquire high-quality assets with potential for upside through low-risk development drilling projects. Our properties are currently located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah, and the North Salt Basin of Louisiana. For the three years ended December 31, 2004, we have invested $373.5 million in acquiring producing oil and natural gas properties, and we have invested an additional $336.9 million on development and exploitation of our properties.

      For 2005, our Board of Directors has approved the following $315.0 million capital budget, excluding acquisitions (in thousands):

2005
Budgeted Capital Expenditures:
Development, exploitation, and exploration	$276,500
HPAI	28,000
Leasehold and acreage acquisition	9,000
Other PP&E	1,500

Total	$315,000

      Most Valuable Asset. The Cedar Creek Anticline, or CCA, represented 66% of our total proved reserves as of December 31, 2004. The CCA is our most valuable asset today and in the foreseeable future. A large portion of our future success revolves around future exploitation of and production from this property through primary, secondary, and tertiary recovery techniques.

      Drilling. In 2004, we drilled 168 gross operated productive wells and participated in drilling another 67 gross non-operated productive wells for a total of 235 gross productive wells for the year. On a net basis, we drilled 156.4 operated productive wells and participated in 8.8 non-operated productive wells in 2004. Out of the 168 (156.4 net) operated productive wells, 12 (11.5 net) wells were service wells. We also drilled 5 (4.5 net) non-productive wells in 2004, of which 4 (3.9 net) were exploratory wells.

      Oil and Natural Gas Reserves. In 2004, our reserve growth was achieved through acquisitions, HPAI and drilling wells. We continue to pursue high-quality assets and to seek to replenish our drilling inventory through acquisitions, drilling extension wells and leasing acreage on which we can prospect.

      The following table sets forth our total proved reserves, average daily production and reserve-to-production ratio, or R/ P index, in our principal areas of operation as of December 31, 2004 and for the year then ended:

	Proved Reserves at		Average Daily		Average Daily
	December 31,	Percent	Production	Percent	Production	Percent	Pro-Forma
	2004	of	for 2004	of	Q4 2004(2)	of	R/P
	(MBOE)	Total	(BOE/d)	Total	(BOE/d)	Total	Index(2)

Cedar Creek Anticline(1)	113,873	66%	13,660	55%	13,518	52%	23.0
Permian Basin	29,336	17%	5,368	22%	6,023	23%	13.3
Mid-Continent	22,835	13%	3,359	14%	4,441	17%	14.1
Rockies	7,009	4%	2,278	9%	2,114	8%	9.1

Total	173,053	100%	24,665	100%	26,096	100%	18.1

(1)	Our CCA properties, which produce mainly from porous dolomites drilled on 40 to 80-acre spacing intervals, have longer reserve lives than our other properties because the low permeability level encountered within those producing intervals require a longer time to produce the reserves in place. This results in a lower production decline rate.

(2)	R/ P index is a ratio used by management and the oil and natural gas industry to analyze the length of time our reserves can generate cash flows at current production levels. This calculation is derived by dividing our total proved reserves into our production. In calculating the pro forma R/ P index, we annualized our fourth quarter 2004 production because it includes production from both the Cortez and Overton acquisitions for the entire quarter. We believe this approach more accurately reflects our R/ P index. Based on full year 2004 production, our R/ P index was 22.8 for Cedar Creek Anticline, 14.9 for Permian Basin, 18.6 for Mid-Continent, 8.4 for Rockies, and 19.2 for all properties.

Business Strategies

      Our primary business objective is to maximize internally generated cash flow and shareholder value by executing the following strategies:

Maintain an Active Low-Risk Development Drilling Program. Our technological expertise, combined with our proficient field operations and reservoir engineering, has allowed us to increase production and reserves on our properties through development drilling, workovers, waterflood enhancements, recompletions and tertiary projects. Our plan is to maintain an inventory of low-risk exploitation and development projects that provide us ongoing drilling activity. Each year, we budget a portion of internally generated cash flow to secondary and tertiary recovery projects whose results will not be seen until future years.

Maximize Existing Reserves and Production Through High-Pressure Air Injection. In addition to conventional development drilling, we utilize high-pressure air injection techniques on certain properties to enhance our growth. HPAI involves using compressors to inject air into producing oil and natural gas formations in order to displace remaining resident hydrocarbons and force them under pressure to a common lifting point for production. We believe that the HPAI programs on our CCA properties will generate a higher rate of return than other tertiary processes and can be applied throughout our CCA properties.

Expand Our Reserves, Production, and Drilling Inventory Through a Disciplined Acquisition Program. We will continue to pursue acquisitions of properties with similar upside potential to our current portfolio of producing properties. Using the experience of our management team, we have developed and refined an acquisition program designed to increase our reserves and to complement our core properties, while providing upside potential. We have a staff of engineering and geoscience professionals who manage our core properties and use their experience and expertise to target and evaluate attractive acquisition opportunities. Following an acquisition, our technical professionals seek to enhance the value of the new assets through a proven development and exploitation program. We will continue to evaluate acquisition opportunities in 2005 with the same disciplined commitment to acquire assets that fit our portfolio and to create value for our shareholders.

Explore for Reserves. With the current high-priced commodity environment, we believe modest exploration programs can provide a rate of return comparable or superior to property acquisitions in certain areas. We seek to acquire undeveloped acreage and/or enter into drilling arrangements to explore in areas that complement our portfolio of properties. In keeping with our exploitation focus, the exploration projects are expected to set up multi-well exploitation projects if successful.

Operate in a Cost-Effective, Efficient and Safe Manner. As of December 31, 2004, we operated properties representing approximately 85% of our proved reserves, which allows us to control capital allocation, operate in a safe manner and control timing of investments.

      Challenges to Implementing our Strategy. We face a number of challenges to implementing our strategy and achieving our goals. Our primary challenge is to generate superior rates of return on our investments in a volatile commodity pricing environment, while replenishing our drilling inventory. Changing commodity prices affect the rate of return on a property acquisition and the amount of our internally generated cash flow, and, in turn, can affect our capital budget. In addition to the changing commodity price risk, we face strong competition from independents and major oil companies. For more information on the challenges to implementing our strategy and achieving our goals, please read “Risk Factors” beginning on page 14.

Executive Offices

      Our executive offices are located at 777 Main Street, Suite 1400, Fort Worth, Texas 76102. Our main telephone number is (817) 877-9955. We maintain a website on the Internet at http://www.encoreacq.com. The information on our website is not incorporated by reference into this prospectus.

The Exchange Offer

      On July 13, 2005, we completed a private offering of $300 million principal amount of 6.0% Senior Subordinated Notes due 2015, which we refer to as the “outstanding notes.” We sold the outstanding notes in transactions exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchaser of the outstanding notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the issue date of the outstanding notes and to commence and complete the exchange offer as soon as practicable after the registration statement becomes effective. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes registered under the Securities Act with substantially identical terms, except that the existing transfer restrictions will be removed. You should read the discussion under the headings “— Terms of the Exchange Notes” and “Description of the Exchange Notes” for further information about the exchange notes. We refer to the outstanding notes and the exchange notes collectively as the “notes.”

      We have summarized the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information about the exchange offer and resale of the exchange notes. If you fail to exchange your outstanding notes for exchange notes in the exchange offer, the existing transfer restrictions will remain in effect and the market value of your outstanding notes likely will be adversely affected because of a smaller float and reduced liquidity.

Expiration Date	Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on , 2005 or such later date and time to which we extend it.

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if, in our reasonable judgment, the exchange offer, or the making of any exchange by a holder of outstanding notes, would:

• violate applicable law or any applicable interpretation of the staff of the SEC; or

• be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered.

Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with the outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, you may effect delivery of the outstanding notes by book-entry transfer.

In the alternative, if your outstanding notes are held through DTC, you may participate in the exchange offer through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed it.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act of 1933;

• you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or an affiliate of a subsidiary guarantor, or, if you are our affiliate, or an affiliate of a subsidiary guarantor, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

• if you are a broker-dealer, you will receive exchange notes in exchange for outstanding notes that you acquired for your own account as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes;

• if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the exchange notes from us or any subsidiary guarantor; and

• you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Special Procedures for Beneficial Owners	If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange

Offer — Guaranteed Delivery Procedures” if any of the following apply:

• you wish to tender your outstanding notes but they are not immediately available;

• you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

• you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the outstanding notes under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange.”

United States Federal Income Tax Consequences	We believe that the exchange of outstanding notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Plan of Distribution	All broker-dealers who receive exchange notes in the exchange offer have a prospectus delivery obligation. Based on SEC no-action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the exchange notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with the resales of the exchange for 180 days following the completion of the exchange offer.

Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations in no-action letters and instead must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the exchange notes.

The Exchange Agent

      We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Wells Fargo Bank, National Association

(800) 344-5128

By Overnight Delivery, Courier or Mail:

(overnight delivery or courier recommended;
if by mail, registered or certified mail recommended)

Wells Fargo Bank, National Association

Corporate Trust Operations
MAC N9303-121
Sixth and Marquette
Minneapolis, MN 55479

Registered or Certified Mail:

Wells Fargo Bank, National Association

Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480-1517

By Facsimile Transmission (eligible institutions only):

(612) 667-4927

Confirm by Telephone:

(800) 344-5128

Terms of the Exchange Notes

      The exchange notes will be freely tradable and otherwise substantially identical to the outstanding notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture. The outstanding notes and the exchange notes will vote together as a single class under the indenture.

Issuer	Encore Acquisition Company.

Exchange Notes Offered	$300 million aggregate principal amount of registered 6.0% Senior Subordinated Notes due 2015.

Interest Rate and Payment Dates	6.0% per annum payable on January 15 and July 15 of each year, commencing on January 15, 2006.

Maturity Date	July 15, 2015.

Ranking	The notes will be our senior subordinated unsecured obligations. They will rank equal in right of payment with any of our existing or future Senior Subordinated Indebtedness and subordinated in right of payment to our obligations under our Revolving Credit Facility and any of our other existing and future Senior Indebtedness. As of June 30, 2005, we had approximately $140 million of Senior Indebtedness. The terms “Revolving Credit Facility,” “Senior Indebtedness” and “Senior Subordinated Indebtedness” are defined under “Description of the Exchange Notes — Certain Definitions.”

Guarantees	The payment of the principal, interest and premium on the notes will be fully and unconditionally guaranteed on a senior subordinated basis by our existing and some of our future restricted subsidiaries. See “Description of the Exchange Notes — Guarantees.”

Optional Redemption	Prior to July 15, 2008, we are entitled to redeem up to 35% of the aggregate principal amount of the notes issued, including any additional notes we may issue, from the proceeds of certain equity offerings, so long as:

• we pay to the holders of such notes a redemption price of 106.0% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption; and

• at least 65% of the aggregate principal amount of the notes issued, including any additional notes we may issue, remains outstanding after each such redemption, other than notes held by us or our affiliates.

Prior to July 15, 2010, we are entitled to redeem the notes as a whole at a redemption price equal to the principal amount of the notes plus the Applicable Premium and accrued and unpaid interest to the date of redemption. The term “Applicable Premium” is defined under “Description of the Exchange Notes — Certain Definitions.”

On and after July 15, 2010, we may redeem some or all of the notes at any time at the prices listed under “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Restrictive Covenants	The indenture governing the notes limits what we and our restricted subsidiaries do. The provisions of the indenture limit our and such subsidiaries’ ability, among other things, to:

• incur additional indebtedness;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• make investments;

• incur liens;

• create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

• engage in transactions with our affiliates;

• sell assets, including capital stock of our subsidiaries; and

• consolidate, merge or transfer assets.

During any period that the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services and no default has occurred and is continuing, the foregoing covenants will cease to be in effect with the exception of covenants that contain limitations on liens and on, among other things, certain consolidations, mergers and transfers of assets.

These covenants are subject to important exceptions and qualifications described under “Description of the Exchange Notes — Certain Covenants.”

Change of Control	If we experience a Change of Control, subject to certain conditions, we must give holders of the notes the opportunity to sell to us their notes at 101% of the principal amount, plus accrued and unpaid interest. The term “Change of Control” is defined under “Description of the Exchange Notes — Change of Control.”

Exchange Offer; Registration Rights	If we fail to complete the exchange offer as required by the registration rights agreement, will be obligated to pay additional interest to holders of the outstanding notes. See “Description of Notes — Registration Rights; Additional Interest” for more information regarding your rights as a holder of outstanding notes.

Absence of a Market for the Exchange Notes	There is no existing trading market for the notes, and there can be no assurance regarding:

• any future development or liquidity of a trading market for the notes

• your ability to sell your notes at all; or

• the price at which you may be able to sell your notes.

Further trading prices of the notes will depend on many factors, including:

• prevailing interest rates;

• our operating results and financial condition; and

• the market for similar securities.

We do not currently intend to apply for the listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system.

Summary Consolidated Financial Data

      The following table presents summary consolidated financial data as of and for the periods indicated. The summary consolidated financial and operating data as of and for the three years ended December 31, 2004 are derived from our audited consolidated financial statements. The summary consolidated financial and operating data as of and for the six months ended June 30, 2005 and 2004 are derived from our unaudited consolidated financial statements. Certain amounts of prior periods have been reclassified in order to conform to the current period presentation. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which we incorporate by reference.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)	(Dollars in thousands)
Consolidated Statement of Operations Data:
Revenues:(1)
Oil	$136,695	$99,649	$220,649	$176,351	$134,854
Natural gas	54,603	29,764	77,884	43,745	25,838

Total revenues	191,298	129,413	298,533	220,096	160,692

Expenses:
Production —
Lease operations	30,589	21,163	47,142	37,846	30,678
Production, ad valorem, and severance taxes	18,899	13,000	30,313	22,013	15,653
Depletion, depreciation, and amortization	35,721	20,512	48,522	33,530	34,550
Exploration	6,383	1,697	3,907	—	—
General and administrative (excluding non-cash stock based compensation)	7,206	4,758	10,982	8,680	6,150
Non-cash stock based compensation	1,779	617	1,770	614	—
Derivative fair value (gain) loss	4,101	1,123	5,011	(885)	(900)
Other operating	3,302	2,093	5,028	3,481	2,045

Total expenses	107,980	64,963	152,675	105,279	88,176

Operating income	83,318	64,450	145,858	114,817	72,516

Other income (expenses):
Interest	(14,407)	(10,214)	(23,459)	(16,151)	(12,306)
Other	149	157	240	214	91

Total other income (expenses)	(14,258)	(10,057)	(23,219)	(15,937)	(12,215)

Income before income taxes and cumulative effect of accounting change	69,060	54,393	122,639	98,880	60,301
Current income tax benefit (provision)	(1,390)	(2,004)	(1,913)	(991)	745
Deferred income tax provision	(22,218)	(17,496)	(38,579)	(35,111)	(23,361)

Income before cumulative effect of accounting change	45,452	34,893	82,147	62,778	37,685
Cumulative effect of accounting change, net of income taxes	—	—	—	863	—

Net income	$45,452	$34,893	$82,147	$63,641 (2)	$37,685

Net income per common share(3):
Basic	$0.93	$0.76	$1.74	$1.41	$0.84
Diluted	0.92	0.75	1.72	1.40	0.83

	Six Months Ended
	June 30,				Year Ended December 31,

	2005		2004		2004		2003		2002

		(Unaudited)		(Dollars in thousands)
Other Financial Data:
Ratio of earnings to fixed charges(4)	5.7	x	6.2	x	6.2	x	7.0	x	5.8x
Cash provided by (used by):
Operating activities	$117,465		$74,490		$171,821		$123,818		$91,509
Investing activities	(166,103)		(298,376)		(433,470)		(153,747)		(159,316)
Financing activities	48,558		226,246		262,321		17,303		80,749

		As of December 31,
	As of June 30,
	2005	2004	2003	2002

	(Unaudited)	(Dollars in thousands)

Consolidated Balance Sheet Data:
Working capital	$(23,598)	$(15,566)	$(52)	$12,489
Total assets	1,269,811	1,123,400	672,138	549,896
Total long-term debt	440,000	379,000	179,000	166,000
Stockholders’ equity	492,017	473,575	358,975	296,266

(1)	For the six months ended June 30, 2005 and 2004, we reduced revenue for the payments of the net profits interests by $6.6 million and $4.5 million, respectively. For the years ended December 31, 2004, 2003 and 2002, we reduced revenue for the payments of the net profits interests by $12.6 million, $5.8 million and $2.0 million, respectively.

(2)	Net income for the year ended December 31, 2003 includes a $0.9 million gain from the cumulative effect of accounting change, which affects its comparability with other periods presented.

(3)	During the three months ended June 30, 2005, the Company’s Board of Directors approved a three-for-two stock split in the form of a stock dividend to shareholders of record on June 27, 2005. All per share information in above table has been restated to reflect the stock-split that became effective July 12, 2005.

(4)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income from continuing operations before income taxes and the cumulative effect of change in accounting change, interest expense and the portion of the rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. The ratio of earnings to fixed charges for the years ended December 31, 2001 and 2000 was 6.3x and 2.2x, respectively. The pro forma ratio of earnings to fixed charges after giving effect to the issuance of the notes and the application of the net proceeds therefrom would have been 5.3x for the year ended December 31, 2004 and 5.4x for the six months ended June 30, 2005.

Summary Oil and Gas Reserve Information

      The following table sets forth summary information with respect to our estimated proved oil and natural gas reserves as of the dates indicated. The following estimates of our net proved oil and natural gas reserves are based on estimates prepared by Miller and Lents, Ltd., independent petroleum consultants. Guidelines established by the SEC regarding the present value of future net revenues were used to prepare these reserve estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from oil and gas properties or the fair market value of such properties.

	As of December 31,

	2004	2003	2002

Proved Reserves:
Oil (MBbls)	134,048	117,732	111,674
Natural Gas (MMcf)	234,030	138,950	99,818
Combined (MBOE)	173,053	140,890	128,310
Proved developed reserves (MBOE)	123,267	109,838	107,648

Summary Operating Data

      The following table sets forth summary operating data for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

Production Volume:
Oil (MBbls)	3,403	3,299	6,679	6,601	6,037
Natural gas (MMcf)	9,384	5,733	14,089	9,051	8,175
Combined (MBOE)	4,967	4,255	9,027	8,110	7,399
Average Realized Prices(1):
Oil ($/Bbl)	$40.17	$30.20	$33.04	$26.72	$22.34
Natural gas ($/Mcf)	5.82	5.19	5.53	4.83	3.16
Combined ($/BOE)	38.52	30.42	33.07	27.14	21.72
Average Wellhead Prices(2):
Oil ($/Bbl)	$46.11	$34.25	$38.24	$28.82	$23.38
Natural gas ($/Mcf)	6.20	5.38	5.76	5.00	3.03
Combined ($/BOE)	43.30	33.82	37.28	29.03	22.42
Costs per BOE:
Lease operations	$6.16	$4.97	$5.22	$4.67	$4.15
Production, ad valorem and severance taxes	3.81	3.06	3.36	2.71	2.12
Depletion, depreciation and amortization	7.19	4.82	5.38	4.13	4.67
Exploration	1.29	0.40	0.43	—	—
General and administrative (excluding non-cash stock based compensation)	1.45	1.12	1.22	1.07	0.83

(1)	Represents revenue per unit as reported, which includes the impact of oil and natural gas hedging transactions.

(2)	Represents revenue per unit unadjusted for the effect of oil and natural gas hedging transactions.

RISK FACTORS

      Our material risks are described below. You should carefully consider these risks together with all of our other information included in this prospectus and the documents to which we have referred before deciding whether to participate in the exchange offer.

Risks Relating to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

      If you fail to exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

      The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold following completion of the exchange offer.

Risks Relating to Our Indebtedness and the Exchange Notes

      The risks described in this “Risks Relating to Our Indebtedness and the Exchange Notes” that apply to the exchange notes also apply to any outstanding notes not tendered for exchange notes in the exchange offer.

We could incur substantial additional indebtedness, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

      On an as adjusted basis after giving effect to the sale of the outstanding notes and the use of proceeds therefrom, we would have had total debt of $459.6 million and stockholders’ equity of $478.4 million as of June 30, 2005.

      Together with our subsidiaries, we may incur substantially more debt in the future. Although our Revolving Credit Facility, the indenture governing the 8 3/8% notes, the indenture governing the 6 1/4% notes and the indenture governing the notes contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2005, on an as adjusted basis after giving effect to the sale of the outstanding notes, the use of proceeds therefrom and adjustments to the borrowing base under our Revolving Credit Facility, we had $378.8 million of additional borrowing capacity under our Revolving Credit Facility, subject to specific requirements, including compliance with financial covenants.

      Our debt level could have several important consequences to you, including:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

•	the amount of our interest expense may increase because certain of our borrowings not subject to interest rate protection hedges are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

•	we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

•	we may be more vulnerable to economic downturns and adverse developments in our industry; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

      Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which are beyond our control. Our earnings may not be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity, which we may not be able to do on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition and results of operations.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

      If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

Subordination of the notes may limit payment on the notes.

      Our obligations under the notes are subordinate in right of payment to all of our existing and future Senior Indebtedness, including borrowings under our Revolving Credit Facility. As of June 30, 2005, on an as adjusted basis after giving effect to the sale of the outstanding notes, the use of proceeds therefrom and adjustments to the borrowing base under our Revolving Credit Facility, we had $15.1 million of Senior Indebtedness outstanding and $378.8 million of additional borrowing capacity under our Revolving Credit Facility, subject to specific requirements, including compliance with financial covenants. We may incur additional Senior Indebtedness from time to time, subject to certain restrictions imposed by the indenture governing the notes. By reason of the subordination of the notes, in the event of our insolvency, liquidation or other reorganization, creditors who are holders of Senior Indebtedness must be paid in full before any payments may be made to holders of the notes. There may not be sufficient assets remaining after payment of prior claims to pay amounts due on the notes. In addition, under certain circumstances, no payments may be made with respect to the notes if a default exists with respect to Senior Indebtedness. See “Description of the Exchange Notes — Ranking.” The term “Senior Indebtedness” is defined in “Description of the Exchange Notes — Certain Definitions.”

The notes will not be secured by any of our assets nor those of our subsidiaries, and the lenders under our Revolving Credit Facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

      As of June 30, 2005, after giving effect to the sale of the outstanding notes, the use of proceeds therefrom and adjustments to the borrowing base under our Revolving Credit Facility, we would have had $378.8 million of available credit under our Revolving Credit Facility. Our obligations under our Revolving Credit Facility are secured by, among other things, a first priority security interest in a substantial portion of our oil and gas properties. In addition, our obligations under our Revolving Credit Facility are guaranteed by substantially all of our subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under our Revolving Credit Facility, the senior secured lenders will have a prior right to our assets and those of our subsidiaries, to the exclusion of the holders of the notes. In such event, such assets would first be used to repay in full amounts outstanding under the Revolving Credit Facility, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of notes and other unsecured indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

•	was insolvent or rendered insolvent by making the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantees are being incurred for proper purposes and in good faith and that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

There may be no public market for the exchange notes.

      The exchange notes will be new securities for which currently there is no trading market. We do not currently intend to apply for the listing of the exchange notes on any securities exchange or for quotation of the exchange notes on any dealer quotation system. The liquidity of any market for the notes will depend on the on the number of holders of those notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes or as to your ability to sell your notes at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruptions may adversely affect the note holders.

      Even if a market for the exchange notes develops, trading prices could be higher or lower than the initial offering price or historical trading prices of the outstanding notes. The prices of the exchange notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results and financial conditions; and

•	the market for similar securities.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all outstanding notes. We may not have sufficient funds available to us to make the required repurchase of notes. In addition, our Revolving Credit Facility provides that the occurrence of any Change of Control event constitutes an event of default, which could require that we repay all unpaid and outstanding indebtedness under the Revolving Credit Facility and may limit the funds available for us to make payments with respect to the notes. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes which, in turn, could constitute a further event of default under our Revolving Credit Facility.

We are subject to restrictive debt covenants.

      Our Revolving Credit Facility contains covenants that are similar to but more restrictive to us than those contained in the indenture governing the notes, and requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under our Revolving Credit Facility. Upon the occurrence of an event of default under our Revolving Credit Facility, the lenders could elect to declare all amounts outstanding under our Revolving Credit Facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under our Revolving Credit Facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

Receipt of payment on the notes, as well as the enforcement of remedies under the subsidiary guarantees, may be limited in bankruptcy or in equity.

      An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

      If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of the protections for noteholders in the indenture.

      If at any time the notes receive investment grade ratings from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., subject to certain additional conditions, many of the covenants in the indenture governing the notes applicable to us and our restricted subsidiaries, including the limitations on indebtedness and restricted payments, will be suspended. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period noteholders will not have the protection of these covenants and we will have greater flexibility under the indenture governing the notes to incur indebtedness and make restricted payments.

Risks Related to Our Business

Oil and natural gas prices are volatile, and sustained periods of low prices could materially and adversely affect our financial condition and results of operations.

      Historically, the markets for oil and natural gas have been volatile, and these markets are likely to continue to be volatile in the future. Our revenues, profitability and future growth depend substantially on prevailing oil and natural gas prices. Lower oil and natural gas prices may reduce the amount of oil and natural gas that we can economically produce. Prevailing oil and natural gas prices also affect the amount of internally generated cash flow available for repayment of indebtedness and capital expenditures. In addition, the amount we can borrow under our Revolving Credit Facility is subject to periodic redetermination based in part on changing expectations of future oil and natural gas prices.

      The factors that can cause oil and natural gas price volatility include:

•	the supply of domestic and foreign oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	political instability or armed conflict in oil or natural gas producing regions;

•	the level of consumer demand;

•	weather conditions;

•	the price and availability of alternative fuels;

•	domestic and foreign governmental regulations and taxes;

•	domestic political developments; and

•	worldwide economic conditions.

      The volatile nature of markets for oil and natural gas makes it difficult to reliably estimate future prices. Any decline in oil and natural gas prices adversely affects our financial condition. If oil or natural gas prices decline significantly for a sustained period of time, we may, among other things, be unable to meet our financial obligations, make planned expenditures or raise additional capital.

Reserve estimates depend on many assumptions that may prove to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions could cause the quantities and net present value of our reserves to be overstated.

      Estimating quantities of proved oil and natural gas reserves is a complex process that requires interpretations of available technical data and numerous assumptions, including certain economic assumptions. Any significant inaccuracies in these interpretations or assumptions or changes in conditions could cause the quantities and net present value of our reserves to be overstated.

      To prepare estimates of economically recoverable oil and natural gas reserves and future net cash flows, we must analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. Actual results most likely will vary from our estimates. Any significant variance could reduce the estimated quantities and present value of our reserves.

      You should not assume that the present value of future net cash flows from our proved reserves referred to in our most recent annual report on Form 10-K and other documents we incorporate by reference is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate.

The results of high-pressure air injection techniques are uncertain.

      We utilize high-pressure air injection, or HPAI, techniques on some of our properties and plan to use the techniques in the future on a substantial portion of our properties, including our CCA properties. The additional production and reserves attributable to our use of the techniques, if any, are inherently difficult to predict. If our HPAI programs do not allow for the extraction of residual hydrocarbons in the manner or to the extent that we anticipate, our future results of operations and financial condition could be materially adversely affected.

We may be required to take write downs.

      We may be required to write down the carrying value of our oil and natural gas properties if (1) future estimated oil and gas prices are low, (2) we have substantial downward adjustments to our estimated proved reserves, (3) our estimates of operating expenses or development costs increase substantially or (4) we experience poor performance from our development and exploitation activities. We capitalize the costs to acquire, find and develop our oil and natural gas properties under the successful efforts accounting method. We review the carrying value of our properties quarterly, based on changes in expectations of future oil and natural gas prices, expenses and tax rates. Once incurred, a write down of oil and natural gas properties is not reversible at a later date even if oil or gas prices increase.

Our acquisition strategy subjects us to numerous risks that could adversely affect our results of operations.

      Acquisitions are an essential part of our growth strategy, and our ability to acquire additional properties on favorable terms is important to our long-term growth. Depending on conditions in the acquisition market, it may be difficult or impossible for us to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. Even if we are able to identify suitable acquisition opportunities, our acquisition strategy depends upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals.

      The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

      The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

      Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results. Furthermore, our financial position and results of operations may fluctuate significantly from period to period based on whether significant acquisitions are completed in particular periods. Competition for acquisitions is intense and may increase the cost of, or cause us to refrain from, completing acquisitions.

The failure to properly manage growth through acquisitions could adversely affect our results of operations.

      Growing through acquisitions and managing that growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. Pursuing and integrating acquisitions involves a number of risks, including:

•	diversion of management attention from existing operations;

•	unexpected losses of key employees, customers and suppliers of the acquired business;

•	conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

•	increasing the scope, geographic diversity and complexity of our operations.

      The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

A substantial portion of our producing properties is located in one geographic area.

      We have extensive operations in the Williston Basin of Montana and North Dakota. As of December 31, 2004, our CCA properties in the Williston Basin represented approximately 66% of our proved reserves and 55% of our 2004 production. Any circumstance or event that negatively impacts production or marketing of oil and natural gas in the Williston Basin could materially reduce our earnings and cash flow.

Derivative instruments expose us to risks of financial loss in a variety of circumstances.

      We use derivative instruments in an effort to reduce our exposure to fluctuations in the prices of oil and natural gas and to reduce our cash outflows related to interest. Our derivative instruments expose us to risks of financial loss in a variety of circumstances, including when:

•	a counterparty to our derivative instruments is unable to satisfy its obligations;

•	production is less than expected; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument and actual prices received for our production.

      Derivative instruments may limit our ability to realize increased revenue from increases in the prices for oil and natural gas.

      We adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001. SFAS 133 generally requires us to record each hedging transaction as an asset or liability measured at its fair value. Each quarter we must record changes in the fair value of our hedges, which could result in significant fluctuations in net income and stockholders’ equity from period to period.

Drilling oil and natural gas wells is a high-risk activity.

      Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. We often are uncertain as to the future cost or timing of drilling, completing and producing wells. We may not recover all or any portion of our investment in drilling oil and natural gas wells.

      Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions or miscalculations, title problems, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with environmental and other governmental requirements and cost of, or shortages or delays in the availability of, drilling rigs and equipment.

The failure to replace our reserves could adversely affect our financial condition.

      Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploitation, development or exploration activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis.

      Substantial capital is required to replace and grow reserves. If lower oil and natural gas prices or operating difficulties result in our cash flow from operations being less than expected or limit on our ability to borrow under our Revolving Credit Facility, we may be unable to expend the capital necessary to find, develop or acquire new oil and natural gas reserves.

We have limited control over the activities on properties we do not operate.

      Other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund with respect to them. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and lead to unexpected future costs.

Our business involves many operating risks that can cause substantial losses; insurance may be unavailable or inadequate to protect us against these risks.

      Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as: fires; natural disasters; explosions; formations with abnormal pressures; blowouts; collapses of wellbore, casing or other tubulars; failure of oilfield drilling and service tools; uncontrollable flows of oil, natural gas, formation water or drilling fluids; pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion; changes in below-ground pressure in a formation that cause surface collapse or cratering; pipeline ruptures or cement failures; environmental hazards, such as oil spills, natural gas leaks and discharges of toxic gases; and weather. If any of these events occur, we could incur substantial losses as a result of injury or loss of life; damage to and destruction of property, natural resources and equipment; pollution and other environmental damage; regulatory investigations and penalties; suspension of our operations; and repair and remediation costs.

      We do not maintain insurance against the loss of oil or natural gas reserves as a result of operating hazards, nor do we maintain business interruption insurance. In addition, pollution and environmental risks generally are not fully insurable. We may experience losses for uninsurable or uninsured risks or losses in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

Terrorist activities and the potential for military and other actions could adversely affect our business.

      The threat of terrorism and the impact of military and other action have caused instability in world financial markets and could lead to increased volatility in prices for oil and natural gas, all of which could adversely affect the markets for our operations. Future acts of terrorism could be directed against companies operating in the United States. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse effect on our business.

Our development and exploitation operations require substantial capital, and we may be unable to obtain needed financing on satisfactory terms.

      We make and will continue to make substantial capital expenditures in development and exploitation projects. We intend to finance these capital expenditures through a combination of cash flow from operations and external financing arrangements. Additional financing sources may be required in the future to fund our capital expenditures. Financing may not continue to be available under existing or new financing arrangements, or on acceptable terms, if at all. If additional capital resources are not available, we may be forced to curtail our drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

The loss of key personnel could adversely affect our business.

      We depend to a large extent on the efforts and continued employment of I. Jon Brumley, our Chairman of the Board and Chief Executive Officer, Jon S. Brumley, our President, and other key personnel. The loss of the services of Mr. I. Jon Brumley, Mr. Jon S. Brumley or other key personnel could adversely affect our business, and we do not have employment agreements with, and do not maintain key man insurance on the lives of, any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers and other professionals. Competition for experienced geologists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

The marketability of our oil and natural gas production is dependent upon transportation facilities over which we have no control.

      The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of pipelines, oil and natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do.

      We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

•	acquiring desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	acquiring the equipment and expertise necessary to develop and operate our properties.

      Many of our competitors have financial, technological and other resources substantially greater than ours, which may adversely affect our ability to compete with these companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

We are subject to complex federal, state and local laws and regulations that could adversely affect our business.

      Exploration, development, production and sale of oil and natural gas in North America are subject to extensive federal, state, provincial and local laws and regulations, including complex tax and environmental laws and regulations. We may be required to make large expenditures to comply with applicable laws and regulations, which could adversely affect our results of operations and financial condition. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, spacing of wells, unitization and pooling of properties, environmental protection, reports concerning operations and taxation. Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, reclamation costs, remediation and clean-up costs and other environmental damages.

      We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost, and we may need to expend significant financial and managerial resources to comply with environmental regulations and permitting requirements. We could incur substantial additional costs and liabilities in our oil and natural gas operations as a result of stricter environmental laws, regulations and enforcement policies.

      Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

PRIVATE PLACEMENT

      On July 13, 2005, we completed a private offering of $300 million principal amount of 6.0% Senior Subordinated Notes due 2015 to the initial purchaser of those notes in a transaction exempt from or not subject to registration under the Securities Act. The initial purchaser then offered and resold the notes to qualified institutional buyers and non-U.S. persons initially at 98.16% of the principal amount.

      We received net proceeds of approximately $293.5 million from the private placement. We intend to use approximately $168.6 million of the net proceeds to redeem all of our outstanding 8 3/8% senior subordinated notes due 2012 and the related accrued interest. We intend to use the remaining net proceeds to reduce the balance outstanding under our Revolving Credit Facility.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

      The following table shows our actual capitalization as of June 30, 2005 and as adjusted to reflect the issuance of the outstanding notes and the application of the net proceeds therefrom to redeem all of our outstanding 8 3/8% senior subordinated notes due 2012 and to reduce the balance outstanding under our Revolving Credit Facility. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which we incorporate by reference.

	June 30, 2005

	Historical	As Adjusted

	(In thousands)
Cash and cash equivalents	$1,023	$1,023

Total long-term debt:
Revolving credit facility	$140,000	$15,106
8 3/8% senior subordinated notes due 2012	150,000	—
6 1/4% senior subordinated notes due 2014	150,000	150,000
6.0% senior subordinated notes due 2015 (net of discount)	—	294,486

Total long-term debt	$440,000	$459,592

Stockholders’ equity:
Preferred stock	—	—
Common stock	493	493
Additional paid-in capital	323,631	323,631
Deferred compensation	(10,256)	(10,256)
Retained earnings	244,964	231,330 (a)
Accumulated other comprehensive income	(66,815)	(66,815)

Total stockholders’ equity	$492,017	$478,383

Total capitalization	$932,017	$937,975

(a)	We estimate that the premium to redeem all of our outstanding 8 3/8% senior subordinated notes due 2012 would have been $18.1 million at June 30, 2005. Combined with the unamortized balance of debt issuance costs, we estimate the pre-tax charge to earnings from the redemption of the 8 3/8% senior subordinated notes due 2012 would have been $21.8 million at June 30, 2005.

DESCRIPTION OF OTHER INDEBTEDNESS

6 1/4% Senior Subordinated Notes due 2014

      On April 2, 2004, we sold $150.0 million aggregate principal amount of 6 1/4% Senior Subordinated Notes maturing on April 15, 2014 (the “6 1/4% Notes”). There is no sinking fund for the 6 1/4% Notes. The 6 1/4% Notes are our senior subordinated unsecured obligations, rank equally with our existing and future senior subordinated indebtedness and are subordinate to our obligations under our Revolving Credit Facility and any of our existing and future senior indebtedness. All of our subsidiaries are currently subsidiary guarantors of the 6 1/4% Notes on a senior subordinated basis.

      Prior to April 15, 2007, we may redeem up to 35% of the aggregate principal amount of the 6 1/4% Notes originally issued, including any additional notes we may issue, at a redemption price of 106.25%, plus accrued and unpaid interest, from the proceeds of certain equity offerings. Prior to April 15, 2009, we may redeem the 6 1/4% Notes as a whole at a redemption price that includes a make-whole premium and accrued and unpaid interest to the date of redemption. On or after April 15, 2009, we may redeem some or all of the notes at any time at specified redemption prices, plus accrued and unpaid interest to the date of redemption. The 6 1/4% Notes also contain a provision allowing the holders thereof to require us to purchase some or all of those notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of specified change of control events.

      We and our restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 6 1/4% Notes. The provisions of the indenture limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries; and

•	consolidate, merge or transfer assets.

8 3/8% Senior Subordinated Notes due 2012

      On June 25, 2002, we sold $150.0 million aggregate principal amount of 8 3/8% Senior Subordinated Notes maturing on June 15, 2012 (the “8 3/8% Notes”). There is no sinking fund for the 8 3/8% Notes. The 8 3/8% Notes are our senior subordinated unsecured obligations, rank equally with our existing and future senior subordinated indebtedness and are subordinate to our obligations under our Revolving Credit Facility and any of our existing and future senior indebtedness. All of our subsidiaries are currently subsidiary guarantors of the 8 3/8% Notes on a senior subordinated basis.

      Prior to June 15, 2005, we may redeem up to 35% of the aggregate principal amount of the 8 3/8% Notes originally issued, including any additional notes we may issue, at a redemption price of 108.375%, plus accrued and unpaid interest, from the proceeds of certain equity offerings. Prior to June 15, 2007, we may redeem the 8 3/8% Notes as a whole at a redemption price that includes a make-whole premium and accrued and unpaid interest to the date of redemption. On or after June 15, 2007, we may redeem some or all of the notes at any time at specified redemption prices, plus accrued and unpaid interest to the date of redemption. The 8 3/8% Notes also contain a provision allowing the holders thereof to require us to purchase some or all of those notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of specified change of control events.

      We and our restricted subsidiaries are subject to certain negative and financial covenants under the indenture governing the 8 3/8% Notes. The provisions of the indenture limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries; and

•	consolidate, merge or transfer assets.

Revolving Credit Facility

      On August 19, 2004, we entered into a five-year senior secured credit facility (the “Revolving Credit Facility”) with Bank of America, N.A., as administrative agent and L/ C issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as co-syndication agents, BNP Paribas and Citibank, N.A., as co-documentation agents, and other lenders. Availability under the Revolving Credit Facility is determined through semi-annual borrowing base determinations and may be increased or decreased. The borrowing base was reduced from $500 million to $450 million in connection with the sale of the outstanding notes. Our borrowing base may be increased to up to $750 million. The Revolving Credit Facility matures on August 19, 2009.

      Our obligations under the Revolving Credit Facility are guaranteed by its restricted subsidiaries and secured by a first priority-lien on substantially all of its proved oil and natural gas reserves and a pledge of the capital stock and equity interests of our restricted subsidiaries.

      Amounts outstanding under the Revolving Credit Facility are subject to varying rates of interest based on (1) the amount outstanding under the Revolving Credit Facility in relation to our borrowing base and (2) whether the loan is a Eurodollar loan or a base rate loan. The following table summarizes the varying rates of interest under the Revolving Credit Facility:

Ratio of Total Outstanding to Borrowing Base	Eurodollar Loans	Base Rate Loans

Less than .40 to 1	LIBOR+1.000%	Base Rate+0.000%
From .40 to 1 but less than .75 to 1	LIBOR+1.250%	Base Rate+0.000%
From .75 to 1 but less than .90 to 1	LIBOR+1.500%	Base Rate+0.250%
.90 to 1 or greater	LIBOR+1.750%	Base Rate+0.500%

      The “LIBOR rate” is equal to the rate determined by Bank of America, N.A. to be the British Bankers Association Interest Settlement Rate for deposits in dollars for a similar interest period (either one, two, three or six months, as selected by Encore). The “base rate” is calculated as the highest of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5%.

      As of June 30, 2005, we had $140.0 million outstanding under the Revolving Credit Facility and $56.1 million in letters of credit.

      The borrowing base is redetermined each June 1 and December 1, commencing June 1, 2005. The bank syndicate has the ability to request one additional borrowing base redetermination per year, and we are permitted to request two additional borrowing base redeterminations per year. Generally, if amounts outstanding ever exceed the borrowing base, we must reduce the amounts outstanding to the redetermined borrowing base within six months, provided that if amounts outstanding exceed the borrowing base as a result of any sale of our assets or permitted subordinated debt, we must reduce the amounts outstanding immediately upon consummation of the sale.

      Borrowings under the Revolving Credit Facility may be repaid from time to time without penalty.

      The Revolving Credit Facility contains covenants that include, among others:

•	a prohibition against incurring debt in excess of $30.0 million, except for borrowings under the Revolving Credit Facility, up to $150 million of certain subordinated debt, permitted refinancing of debt, debt under hedge transactions and intercompany debt;

•	a prohibition against paying dividends or purchasing or redeeming capital stock or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on our assets, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, changing our principal business and incurring funding obligations under ERISA;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75% of anticipated production from proved reserves;

•	a requirement that we maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0 with current assets giving consideration to availability under the Company’s Revolving Credit Facility; and

•	a requirement that we maintain a ratio of consolidated EBITDAX (as defined in the Revolving Credit Facility) to the sum of consolidated net interest expense plus letter of credit fees of not less than 2.5 to 1.0.

      The Revolving Credit Facility contains customary events of default. If a default occurs and is continuing, we must repay all amounts outstanding under the Revolving Credit Facility.

THE EXCHANGE OFFER

      Participation in the exchange offer is voluntary, and we urge you to consider carefully whether to accept. Please consult your financial and tax advisors in making your own decision on what action to take.

      We are offering to issue new registered 6.0% Senior Subordinated Notes due 2015 in exchange for a like principal amount of our outstanding 6.0% Senior Subordinated Notes due 2015. We refer to our offer to exchange the outstanding notes for exchange notes as the “exchange offer.” We may extend, delay or terminate the exchange offer. Holders of outstanding notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

      We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchaser of the outstanding notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes within 90 days after the issue date of the outstanding notes and to use our reasonable best efforts to have that registration statement declared effective by the SEC within 180 days after the issue date of the outstanding notes. We also agreed to use our reasonable best efforts to commence and complete the exchange offer as soon as practicable after the registration statement becomes effective and to keep the exchange offer open for at least 30 days. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement.

      If,

•	on or prior to the time the exchange offer is completed, existing SEC interpretations are changed such that the exchange notes and related subsidiary guarantees would not be transferable without restriction under the Securities Act, subject to certain exceptions;

•	the exchange offer has not been completed within 220 days following the date the outstanding notes were first issued;

•	the initial purchaser so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer; or

•	the exchange offer is not available to any holder of outstanding notes (other than a broker-dealer participating in the exchange offer),

we will file with the SEC a shelf registration statement to cover resales of the outstanding notes.

Resale of Exchange Notes

      Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act, nor an affiliate of the subsidiary guarantors;

•	you acquire such exchange notes in the ordinary course of your business; and

•	you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

      The SEC has not, however, considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other circumstances.

      If you tender your outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on these interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

      Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. We have agreed to make the prospectus available in connection with resales of the exchange notes for up to 180 days from the completion of the exchange offer. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the outstanding notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes in exchange for outstanding notes acquired for its own account as a result of market-making activities or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $300.0 million principal amount of outstanding notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will:

•	remain outstanding;

•	continue to accrue interest; and

•	be entitled to the rights and benefits that holders have under the indenture and, if applicable, the registration rights agreement.

      However, these outstanding notes will not be freely tradable. Other than in connection with the exchange offer and as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the outstanding notes under the Securities Act. See “— Consequences of Failure to Exchange” below.

      By signing or agreeing to be bound by the letter of transmittal, you acknowledge that, upon request, you will execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding notes tendered by you, including the transfer of such outstanding notes on the account books maintained by DTC.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section “— Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless sooner terminated or, in our sole discretion, we extend it.

Extensions; Delay in Acceptance; Termination or Amendment

      We reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes you have previously tendered and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange. We do not currently intend to extend the expiration date.

      To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to:

•	delay accepting for exchange any outstanding notes;

•	extend the exchange offer; or

•	terminate the exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

•	we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes; and

•	we may terminate the exchange offer before accepting any outstanding notes for exchange.

      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described below under “— Procedures for Tendering” and in the letter of transmittal; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

      We reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to that exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of outstanding notes as promptly as practicable.

      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

      Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see “— How to Tender if You Are a Beneficial Owner” below. To tender in the exchange offer, a holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under “— Tendering Through DTC’s Automated Tender Offer Program.”

      To complete a manual tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver the letter of transmittal or facsimile of the letter of transmittal to the exchange agent prior to the expiration date; and

•	deliver, and the exchange agent must receive, before the expiration date:

•	the outstanding notes along with the letter of transmittal, or

•	a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below under “— Book Entry Transfer.”

      If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes (including by book-entry transfer) or use the automated tender offer program of DTC described below before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary — The Exchange Agent” prior to the expiration date.

      The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute a legally binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or courier service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender its outstanding notes. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      An “agent’s message” is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against the participant.

How to Tender if You Are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of your outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders” guaranteed by an “eligible institution” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange offer for those exchange notes; or

•	for the account of an eligible institution.

      An “eligible institution” is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, in each case that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

      If a person other than the registered holder of any outstanding notes signs the letter of transmittal, the outstanding notes must be endorsed properly or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the outstanding notes. An eligible institution must guarantee that signature.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determinations Under the Exchange Offer

      We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determinations will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged outstanding notes without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes within the meaning of the Securities Act;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or an affiliate of a subsidiary guarantor, or, if you are our affiliate or an affiliate of a subsidiary guarantor, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

•	if you are a broker-dealer, you will receive exchange notes in exchange for outstanding notes that you acquired for your own account as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such exchange notes. It is understood that you are not admitting that you are an “underwriter” within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus;

•	if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the exchange notes from us or any subsidiary guarantor; and

•	you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

      If you tender in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but they are not immediately available or if you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made by or through an eligible institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted agent’s message relating to a notice of guaranteed delivery:

•	stating your name and address, the registration number or numbers of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date unless we have previously accepted your outstanding notes for exchange. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary — The Exchange Agent”; or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of such outstanding notes;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes, or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender; and

•	specify the name in which such outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to 5:00 p.m. New York City time, on the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

      We will pay the cash expenses to be incurred in connection with the exchange offer including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer.

      If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

      If you do not tender your outstanding notes for exchange notes in the exchange offer, or if you tender your outstanding notes but subsequently withdraw them, your outstanding notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances involving the initial purchaser of the outstanding notes and specified broker-dealers) or accrue additional interest under that agreement. In addition, your notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

      The tender of outstanding notes in the exchange offer will reduce the principal amount of the outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold following completion of the exchange offer.

Accounting Treatment

      We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize our expenses of the exchange offer over the term of exchange notes in accordance with U.S. generally accepted accounting principles.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreement.

DESCRIPTION OF THE EXCHANGE NOTES

      The outstanding Notes were, and the Exchange Notes will be, issued under an Indenture (the “Indenture”) between us and Wells Fargo Bank, National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Encore Acquisition Company and not to any of its subsidiaries.

      As described below under “— Registration Rights; Additional Interest,” we are filing a registration statement to enable holders of outstanding Notes to exchange their Notes for publicly registered Notes having substantially identical terms, except for provisions relating to transfer restrictions and additional interest. The outstanding Notes and the Exchange Notes issued in the exchange offer will constitute a single series of securities under the indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture. We are required under specified circumstances to file a shelf registration statement to cover resales of the outstanding Notes. If we fail to satisfy specified obligations under the Registration Rights Agreement, we may be required to pay additional interest to holders of the outstanding Notes.

      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the Exchange Notes. We have filed the Indenture and the Registration Rights Agreement as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Brief Description of the Notes

      The Notes:

•	are unsecured senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by each Subsidiary Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

      We issued $300.0 million aggregate principal amount of outstanding Notes in the original offering. We issued the outstanding Notes in denominations of $1,000 and any whole multiple of $1,000. The Notes will mature on July 15, 2015. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby in an unlimited principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.

      Interest on the Notes will accrue at the rate of 6.0% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2006. We will make each interest payment to the holders of record of the Notes on the immediately preceding January 1 and July 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on the Notes will accrue from the date of original issuance. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

      Additional interest may accrue on the outstanding Notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

      Except as set forth below, we are not entitled to redeem the Notes at our option prior to July 15, 2010.

      On and after July 15, 2010, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption
Period	Price

2010	103.0%
2011	102.0%
2012	101.0%
2013 and thereafter	100.0%

      Prior to July 15, 2008, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 106.0%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 180 days after the date of the related Public Equity Offering.

      We are entitled, at our option, at any time as a whole prior to July 15, 2010, to redeem the Notes (which includes the Additional Notes, if any) at a redemption price equal to the sum of:

(1) the principal amount thereof, plus

(2) accrued and unpaid interest, if any, to the redemption date, plus

(3) the Applicable Premium at the redemption date.

Selection and Notice of Redemption

      If we are redeeming less than all the Notes at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and in a manner that the Trustee in its sole discretion shall deem to be fair and appropriate.

      We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

      The Subsidiary Guarantors jointly and severally guarantee, on a senior subordinated basis, our obligations under the Notes. The Subsidiary Guarantors include all of our Subsidiaries existing on the Issue Date and will include any of our future Restricted Subsidiaries that Incur Indebtedness, subject to certain exceptions. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

      Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

      If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

      The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of that Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of that Subsidiary Guarantor; or

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture.

Ranking

Senior Indebtedness versus Notes

      The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under our Revolving Credit Facility.

      As of June 30, 2005, after giving pro forma effect to the issuance of the outstanding Notes and the application of the estimated net proceeds from the offering:

(1) the Company’s Senior Indebtedness would have been approximately $15.1 million, all of which would have been secured indebtedness, and

(2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $15.1 million, all of which would have consisted of their respective guarantees of Senior Indebtedness of the Company under the Revolving Credit Facility.

      See “Description of Other Indebtedness — Revolving Credit Facility” for a description of certain Senior Indebtedness.

      Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness.”

Liabilities of Subsidiaries versus Notes

      All of our operations are conducted through our subsidiaries. Although all of our current subsidiaries are guaranteeing the Notes, we may in the future have subsidiaries that are not Subsidiary Guarantors. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

      Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”

Other Senior Subordinated Indebtedness versus Notes

      Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty, respectively, in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

      We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior ranking in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Payment of Notes

      We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under “— Defeasance” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or dissolution of the Company or in a bankruptcy reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment; and

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes.

      If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

      If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

      A Subsidiary Guarantor’s obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “— Defeasance.”

Registration Rights; Additional Interest

      The Company, the Subsidiary Guarantors and the initial purchaser of the outstanding Notes entered into the Registration Rights Agreement on the original issuance date of the Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the Exchange Notes (the “Exchange Offer Registration Statement”). Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Notes who are able to make certain representations the opportunity to exchange their outstanding Notes for Exchange Notes (the “Exchange Offer”).

      If:

(1) prior to the consummation of the Exchange Offer, existing SEC interpretations are changed such that the Exchange Notes generally would not be freely transferable without restriction under the Securities Act;

(2) the Exchange Offer is not completed within 220 days following the original issuance date of the Notes;

(3) Notes held by an initial purchaser are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

(4) the Exchange Offer is not available to any holder (other than a broker-dealer participating in the exchange offer);

then the Company will file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the outstanding Notes by the holders of the outstanding Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration

Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

      The Registration Rights Agreement provides that:

(1) the Company will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the original issuance date of the Notes;

(2) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the original issuance date of the Notes;

(3) the Company will use its reasonable best efforts to commence and complete the Exchange Offer as soon as practicable after the Exchange Offer Registration Statement becomes effective; and

(4) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective with the SEC (A) in the case of clause (1) of the preceding paragraph, on or prior to the 180th day after the original issuance of the Notes and (B) in the case of clause (2), (3) or (4) of the preceding paragraph, on or prior to the 75th day after the Shelf Registration Statement is required to be filed.

      If:

(1) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3) the Company fails to consummate the Exchange Offer within 40 days of the initial effective date of the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Notes during the periods specified in the Registration Rights Agreement (each such relevant event referred to in clauses (1) through (3) above and in this clause (4), a “Registration Default” and each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then the Company will pay additional interest (“Additional Interest”) to each holder of outstanding Notes, with respect to the first 90 days of the Registration Default Period in an amount equal to 0.25% per annum of the principal amount of the outstanding Notes held by such holder.

      The amount of the Additional Interest will increase to 0.50% per annum of the principal amount of the outstanding Notes for the second 90 days of the Registration Default Period, to 0.75% per annum for the third 90 days of the Registration Default Period and to 1.0% per annum for the remaining portion of the Registration Default Period. The Company will pay Additional Interest on regular interest payment dates. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

      Holders of the outstanding Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer. In addition, holders of the outstanding Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement and will need to provide comments, if any, on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding Notes included in the Shelf Registration Statement. Holders of the outstanding Notes will be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

      In general, if you do not exchange your outstanding Notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding Notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the

Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the Registration Rights Agreement, we are not obligated to, nor do we currently anticipate that we will register the outstanding Notes under the Securities Act.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), then unless the Company shall have exercised its right to redeem all the Notes, each Holder shall have the right to cause the Company to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with (A) any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Unless the Company has exercised its right to redeem all the Notes and shall have delivered an irrevocable notice of redemption to the Trustee, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with this change of control covenant, that a Holder must follow in order to have its Notes purchased.

      We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this change of control covenant by virtue of our compliance with such securities laws or regulations.

      The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchaser of the outstanding Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

      The Revolving Credit Facility provides that the occurrence of any change of control event with respect to the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including the Revolving Credit Facility) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Revolving Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

      Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

      The definition of “Change of Control” includes a sale of all or substantially all of the assets of the Company (determined on a consolidated basis) to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Certain Covenants

      The Indenture contains covenants including, among others, the following:

Covenant Suspension

      During any period that the Notes have an Investment Grade Rating and no Default has occurred and is continuing, the Company and the Restricted Subsidiaries will not be subject to the following covenants:

(a) paragraphs (a) through (d) of the covenant described under “— Limitation on Indebtedness”;

(b) “— Limitation on Restricted Payments”;

(c) “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(d) “— Limitation on Sales of Assets and Subsidiary Stock”;

(e) “— Limitation on Affiliate Transactions”;

(f) clause (3) of the covenant described under “— Merger and Consolidation”; and

(g) “— Future Guarantors” (collectively, the “Suspended Covenants”).

      In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph, and subsequently one or both of S&P and Moody’s downgrades the rating assigned to the Notes below BBB-, in the case of S&P, and below Baa3, in the case of Moody’s, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (subject to subsequent suspension if the Notes again receive an Investment Grade Rating), and, with respect to Restricted Payments proposed to be made after the time of such downgrade, the permissibility of such proposed Restricted Payments will be calculated in accordance with the terms of the covenant described below under “— Limitation on Restricted Payments” as though such covenant had been in effect since the Issue Date.

Limitation on Indebtedness

      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.5 to 1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $300 million less the sum of all principal payments since the Issue Date with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and (B) $150 million plus 20% of ACNTA as of the date of such Incurrence;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company or a Subsidiary Guarantor is the obligor on such Indebtedness, unless such Indebtedness is owing to the Company or a Subsidiary Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(3) the Notes including the Exchange Notes (but excluding any Additional Notes) and all Subsidiary Guaranties;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by the Company and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

(7) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness outstanding on the Issue Date or permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(8) Hedging Obligations consisting of Oil and Natural Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

(9) Indebtedness in respect of performance, bid and surety bonds, including Guarantees and letters of credit functioning as or supporting such performance, bid and surety bonds, completion guarantees and other reimbursement obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(11) Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness of the Company or a Subsidiary Guarantor outstanding on the Issue Date or permitted by the Indenture to be Incurred by the Company or a Subsidiary Guarantor;

(12) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement or carrying cost of assets used in the business of the Company and its Restricted Subsidiaries and related financing costs, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause, in an aggregate principal amount at any one time outstanding not to exceed $25.0 million;

(13) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;

(14) Indebtedness in respect of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(15) Non-Recourse Purchase Money Indebtedness Incurred by the Company and any Subsidiary Guarantors; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Non-Recourse Purchase Money Indebtedness Incurred under this clause (15) and then outstanding does not exceed $25.0 million; and

(16) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or the foregoing paragraph (a)) does not exceed $40.0 million of which not more than $20.0 million may be Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors.

      (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

      (d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Revolving Credit Facility after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, or is entitled to be incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above or as having been incurred in compliance with the Consolidated Coverage Ratio in clause (a) of this covenant.

      (e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in right of payment to any Senior Indebtedness of such Person, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

Limitation on Restricted Payments

      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since April 2, 2004 would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which April 2, 2004 occurs to the end of the most recent fiscal quarter for which financial statements of the Company are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or the fair market value of property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business or assets used in the Oil and Gas Business) received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to April 2, 2004 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution, or the fair market value of property other than cash, received by the Company from its shareholders subsequent to April 2, 2004; plus

(C) the aggregate Net Cash Proceeds received by the Company subsequent to April 2, 2004 from the issuance or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; provided, however, that if such employee stock ownership plan or trust Incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount shall be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made from time to time by such employee stock ownership plan or trust with respect to such Indebtedness; plus

(D) the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to April 2, 2004 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company

(less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person (including any Unrestricted Subsidiary) resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (E) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A)-(D); plus

(F) $25.0 million.

      (b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by conversion into or exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from one or more of its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant, and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence or sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Company or a Subsidiary Guarantor made by conversion into or exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) of, Disqualified Stock of the Company which is permitted to be issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant at the time of payment;

(5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or the respective heirs, estates or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and other acquisitions and retirements shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(6) repurchases, acquisitions or retirements of shares of Company common stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligations; provided, however, that such repurchases, acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant; provided, however, that such payment will be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(8) payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however, that such payments will be included in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant;

(9) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the offer to repurchase the Notes pursuant to the covenants described under “— Change of Control” above or “— Limitation on Sales of Assets and Subsidiary Stock” below, (including the purchase of all Notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, no Default shall have occurred and be continuing (or would result therefrom), and (B) such purchase, repurchase redemption, defeasance or other acquisition and retirement for value will be excluded in the calculation of the amount of Restricted Payments under clause (a)(3) of this covenant.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, in accordance with the Restricted Payment.

      For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(i) any encumbrance or restriction pursuant to an agreement governing Indebtedness or Capital Stock and other agreements or instruments in effect at or entered into on the Issue Date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary or Capital Stock or other agreement or instrument of such Restricted Subsidiary in existence on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Indebtedness Incurred, Capital Stock issued or agreements or instruments entered into as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing in whole or in part of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant or contained in any amendment to, or modification, restatement, renewal, increase, supplement, replacement or extension of, an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or clause (B) of clause (2) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, modification, restatement, renewal, increase, supplement, replacement or extension agreement are not materially more restrictive, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(iv) any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(v) customary encumbrances and restrictions contained in agreements of the types described in the definition of the term “Permitted Business Investments;” and

(vi) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

(2) with respect to clause (c) only,

(A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased, or licensed thereunder;

(B) any encumbrance or restriction contained in credit agreements, security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary or in Production Payments and Reserve Sales, to the extent such encumbrance or restriction restricts the transfer of the property subject to such credit agreements, security agreements, mortgages or Production Payments and Reserve Sales;

(C) encumbrances and restrictions contained in any agreement, instrument or Capital Stock assumed by the Company or any of its Restricted Subsidiaries or for which any of them becomes liable as in effect at the time of such transaction (except to the extent such agreement, instrument or Capital Stock was entered into in connection with or in contemplation of such transaction), which encumbrances and restrictions are not applicable to any assets other than assets acquired in connection with such transaction and all improvements, additions and accessions thereto and products and proceeds thereof;

(D) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(E) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(F) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or such Restricted Subsidiary; and

(G) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Limitation on Liens

      The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist or become effective any Lien securing Indebtedness of any kind except for Permitted Liens, on or with respect to any of its assets, whether owned at the Issue Date or thereafter acquired, unless (A) in the case of any Lien securing Subordinated Obligations, the Notes are secured by a Lien on such assets that is senior in priority to such Lien and (B) in the case of any other Lien, the Notes are either secured equally and ratably with such Indebtedness or are secured by a Lien on such assets that is senior in priority to such Lien.

Limitation on Sales of Assets and Subsidiary Stock

      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, Additional Assets or any combination thereof (collectively, the “Cash Consideration”); and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets or to make capital expenditures in the Oil and Gas Business within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

      Upon any Asset Disposition by an Oil and Gas Royalty Trust in which the Company or any Restricted Subsidiary owns Capital Stock, the Company or such Restricted Subsidiary will apply the Net Available Cash therefrom as provided in clause (a)(3) of this covenant.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

      For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guaranty) that are assumed by the transferee of any such assets pursuant to (1) a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability (provided, however, that such indemnifying party (or its long-term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long-term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into);

(2) any non-Cash Consideration received by the Company or any Restricted Subsidiary from the transferee that is converted, monetized, sold or exchanged by the Company or such Restricted Subsidiary into cash or cash equivalents within 120 days of receipt.

      Notwithstanding the foregoing, the 75% limitation referred to in paragraph (a)(2) above shall be deemed satisfied with respect to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

      The requirement of clause (a)(3)(B) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

      (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) of this covenant, the Company shall make such offer to purchase Notes (an “Offer”) on or before the 366th day after the later of the date of such Asset Disposition or the receipt of such Net Available Cash, and shall purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash not applied or invested as provided in clause (a)(3)(A) or (B) of this covenant is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

      (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

      (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be expected to be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      (b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case not prohibited to be made pursuant to the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment and severance arrangements, stock options and stock ownership plans, phantom stock or other incentive benefit plans approved by the Board of Directors;

(3) loans or advances to officers, directors and employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(4) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(6) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or the Company’s senior management; and

(7) any agreement as in effect on the Issue Date or any renewals, extensions or replacements of any such agreement (so long as such renewals, extensions or replacements are not less favorable to the Company or the Restricted Subsidiaries than the original agreement in effect on the Issue Date) and the transactions evidenced thereby.

Merger and Consolidation

      The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”;

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture; and

(5) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred;

provided, however, that clause (3) will not be applicable to (A) the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or part of its properties and assets to the Company or a Subsidiary Guarantor or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction within the United States of America or (C) at a time when the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants.

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (other than Encore Operating, L.P. and any Subsidiary Guarantor that directly or indirectly holds any equity interest in Encore Operating, L.P.) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company complies with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if such Person is not already a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) in the event a Guaranty Agreement is executed and delivered pursuant to clause (1) above, the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

      The Company will cause each Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness Incurred pursuant to and in compliance with the last clause of paragraph (b)(16) of the covenant described under “— Limitation on Indebtedness”) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

      Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections (but, without exhibits in the case of Noteholders), such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

      In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on any Note when due and payable, and such default continues for a period of 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations in the covenant described above under “— Certain Covenants — Merger and Consolidation”;

(4) the failure by the Company to comply with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness,” “— Limitation on Restricted Payments,” “— Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions,” “— Future Guarantors” or “— SEC Reports,” and such failure continues for 30 days after it receives a notice of default;

(5) the failure by the Company or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture, and such failure continues for 60 days after it receives a notice of default;

(6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary (other than Non-Recourse Purchase Money Indebtedness) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”); provided, that if such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuance of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary described in the Indenture (the “bankruptcy provisions”);

(8) any judgment or decree for the payment of money in excess of $10.0 million above the coverage under applicable insurance policies and indemnities as to which the relevant insurer or indemnitor has not disclaimed responsibility is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) for five days after notice or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “Guaranty Failure Provision”).

However, a default under clauses (4), (5) or (9) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing (other than an Event of Default specified in the bankruptcy provisions with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. The Indenture provides that if an Event of Default specified in the bankruptcy provisions with respect to the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. However, the effect of such provision may be limited by applicable law. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree and (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) the holder has previously given the Trustee notice that an Event of Default is continuing;

(2) the holders of at least 25% in principal amount of the outstanding Notes make a request to the Trustee to pursue the remedy;

(3) such holder or holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, subject to certain limitations, that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

      If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder), among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal amount of or extend the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the waiver of past defaults provisions, the right of holders to receive payment or the amendment provisions which require each holder’s consent;

(8) make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes; or

(9) make any change in any Subsidiary Guaranty that would adversely affect the holders of the Notes in any material respect.

      Notwithstanding the preceding, the covenant described under the caption “— Change of Control” may be waived or amended as described in the last paragraph of the description.

      Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with the covenant described under the caption “— Certain Covenants — Merger and Consolidation”;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, to secure the Notes, or to confirm the release, termination or discharge of any Subsidiary Guarantor or any such Lien when such release, termination or discharge is permitted under the Indenture;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(7) to make any change that does not adversely affect the rights of any holder of the Notes; or

(8) to conform the text of the Indenture or the Notes to any provision in this prospectus in the section “Description of the Exchange Notes” to the extent that such provision in the “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes.

      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless such holder of such Senior Indebtedness (or its Representative) consents to such change or as otherwise permitted by the Notes, debentures, bonds or other similar instruments evidencing such Senior Indebtedness.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment, supplement or waiver under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

Transfer

      The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

      At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

      In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default and Guarantor failure provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

      We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (9) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

      In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

      Wells Fargo Bank, National Association is the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

      The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest as described in the Trust Indenture Act, it must either eliminate such conflict or resign.

      The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its rights and powers under the Indenture, to use the same degree of care and skill as a prudent person under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder, as such, of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a Note, each holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

      “Adjusted Consolidated Net Tangible Assets” or “ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(1) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries (including oil and natural gas reserves attributable to the net profits interests owned by an Oil and Gas Royalty Trust to the extent such net profits interests are attributable to the Company or a Restricted Subsidiary by virtue of its ownership of Capital Stock of such Oil and Gas Royalty Trust) calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the most recently completed fiscal year for which audited financial statements are available, which reserve report is prepared or audited by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in the case of determinations made under clauses (A) or (B), in accordance with standard industry practice, result in such determinations, and decreased by, as of the date of determination, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report) attributable to:

(C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(D) reductions in the estimated oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in the case of determinations made under clauses (C) or (D), in accordance with standard industry practice, result in such determinations;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(2) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination;

(3) the Net Working Capital as of the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination; and

(4) the greater of (i) the net book value as of a date no earlier than the end of the most recent fiscal quarter for which financial statements of the Company have been made publicly available prior to the date of determination and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the most recent fiscal year for which financial statements of the Company have been made publicly available prior to the date of determination (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(1) minority interests;

(2) any natural gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(3) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(4) the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(5) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(1) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

      If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments,” “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. No Person shall be deemed an Affiliate of an Oil and Gas Royalty Trust solely by virtue of ownership of Capital Stock of such trust.

      “Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess, if any, of (A) the present value at such time of (i) the principal amount of such Note plus (ii) any required interest payments due on such Note through July 15, 2010, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary or by any Oil and Gas Royalty Trust, the Capital Stock of which is owned by the Company or a Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) or of an Oil and Gas Royalty Trust;

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary;

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; or

(4) any net profits interests held by any such Oil and Gas Royalty Trust other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or a Permitted Investment and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”; and

(C) the trade or exchange by the Company or any Restricted Subsidiary of any oil or natural gas property or interest therein of the Company or such Restricted Subsidiary for any oil or natural gas property or interest therein of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the oil or natural gas property or interest therein received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors, an Officer or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the oil or natural gas property or interest therein (including any cash or cash equivalents) so traded or exchanged;

(D) the creation of a Lien;

(E) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(F) a disposition of the Capital Stock of or any Investment in any Unrestricted Subsidiary other than an Oil and Gas Royalty Trust;

(G) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(H) any disposition of defaulted receivables that arose in the ordinary course of business for collection;

(I) the contribution of net profits interests in oil and natural gas properties to an Oil and Gas Royalty Trust that is wholly owned by the Company or a Restricted Subsidiary at the time or as the result of such contribution;

(J) Production Payments and Reserve Sales in connection with the acquisition of any crude oil and natural gas property after the Issue Date; provided that any such Production Payment and Reserve Sale is created, incurred, issued or assumed in connection with the financing of, and within 30 days after the acquisition of, such oil and natural gas property;

(K) the sale or transfer (whether or not in the ordinary course of business) of any oil and gas property or interest therein to which no proved reserves are attributable at the time of such sale or transfer; and

(L) a single transaction or series of related transactions that involve the disposition of assets with a fair market value of less than $2.0 million.

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

      “Bank Indebtedness” means all Obligations pursuant to Credit Facilities.

      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      “Capital Stock” of any Person means any and all shares, units of beneficial interests (including of an Oil and Gas Royalty Trust), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information of the Company has been made publicly available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned (if any) during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of material assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made under the Indenture, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a

Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than twelve months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof).

      The Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility, the outstanding principal balance of which is required to be computed on a pro forma basis in accordance with the foregoing, shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall take into account the amount of any repayment of Indebtedness under such revolving credit facility during the applicable period, to the extent such repayment permanently reduced the commitments or amounts available to be borrowed under such facility.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Interest Rate Agreements;

(7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, minus, to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

      “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Company or a Restricted Subsidiary during such period;

(2) solely for the purposes of determining the aggregate amount available for Restricted Payments under clause (a)(3) of the covenant described under “Certain Covenants — Limitation on Restricted Payments,” any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, interest payment or other distribution (subject, in the case of a dividend, interest payment or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss, together with any related provision for taxes on such gain or loss and all related fees and expenses, realized in connection with (A) the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and (B) the disposition of any securities of any Person or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries;

(5) extraordinary or non-recurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses; and

(6) the cumulative effect of a change in accounting principles;

(7) any impairment losses on oil and natural gas properties;

(8) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133); and

(9) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

      “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all outstanding Capital Stock of the Company plus

(2) paid-in capital or capital surplus relating to such Capital Stock plus

(3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

      “Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including under the Revolving Credit Facility) or commercial paper facilities with banks or other lenders providing, revolving credit loans, term loans, production payment facilities, receivables financing facilities (including through the sale of receivables) or letters of credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness,” with respect to a Person means:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part (other than redeemable or required to be purchased only for Capital Stock of such Person which is not itself Disqualified Stock), in each case on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that (A) any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation, to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

and (B) any Capital Stock that would constitute Disqualified Stock solely because such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or Subsidiaries of the Company or by any such plan to such employees and may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations shall not constitute Disqualified Stock.

      The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

      “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation, depletion, exploration and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of:

(A) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments; and

(B) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, depletion, exploration and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA (1) only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and (2) only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

      “Existing Investments” means assets (including securities) held by the Company or any of the Restricted Subsidiaries as consideration for an Investment made on or before the Issue Date or acquired thereafter pursuant to any agreement or obligation as in effect on the Issue Date.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any Indebtedness.

      “Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Oil and Natural Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted

Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133)

will not be deemed to be the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

(3) all obligations of such Person (other than obligations payable solely in Capital Stock of such Person that is not Disqualified Stock) issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued expenses);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transactions (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends) (and the term “Incur Indebtedness” and similar terms include issuances of such Disqualified Stock and Preferred Stock);

(6) all obligations of the types referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the types referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the obligation so secured;

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(9) any Guarantee by such Person of production or payment with respect to a Production Payment and Reserve Sale,

if and to the extent, in the case of obligations of the types referred to in clauses (1), (2) and (3) above, such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

      Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) accrued expenses and trade accounts payable arising in the ordinary course of business;

(2) except as expressly provided in clause (9) above, Production Payments and Reserve Sales;

(3) obligations in respect of farm-in agreements;

(4) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(5) any obligations under workers’ compensation laws and similar legislation;

(6) any obligation in respect of any royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties; or

(7) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness.

      Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

      “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

      “Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee but excluding any such extension of credit made in the ordinary course of business to any customer or supplier) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

      “Investment Grade Rating” means having both a rating equal to or higher than BBB- by S&P and a rating equal to or higher than Baa3 by Moody’s.

      “Issue Date” means July 13, 2005.

      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated development costs) of more than 50% during a fiscal quarter in the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

      “Moody’s” means Moody’s Investors Service, Inc.

      “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received (and, in the case of an Asset Disposition by an Oil and Gas Royalty Trust, only as and when received by the Company or any Restricted Subsidiary), but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local and other taxes required to be accrued as a liability under GAAP, as a consequence of such

Asset Disposition, and any relocation expenses incurred or assumed in connection with such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts provided by the seller as a reserve for adjustment in respect of the sale price of the assets that were the subject of such Asset Disposition or as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Net Present Value” means, with respect to any proved oil and natural gas reserves, the discounted future net cash flows associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the date of the offering circular describing the terms of the original offering of the outstanding Notes.

      “Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of business; minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case determined in accordance with GAAP.

      “Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Subsidiary Guarantor incurred in connection with the acquisition by the Company or such Subsidiary Guarantor in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Subsidiary Guarantor in conducting its operations) with respect to which;

(1) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(2) no default or event of default with respect to such Indebtedness would cause or permit (after notice or passage of time or both), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment, or Stated Maturity.

      “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Oil and Gas Business” means:

(1) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, natural gas, other hydrocarbon and mineral properties;

(2) the gathering, marketing, distribution, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons;

(3) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, storage, refining, transportation, gathering or marketing of oil, natural gas, other hydrocarbons and minerals and products produced in association therewith;

(4) any other related energy business, including power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from oil, natural gas, other hydrocarbons and minerals produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

(5) any business relating to oil field sales and service; and

(6) any activity necessary, appropriate or incidental to the activities described in the preceding clauses (1) through (5) of this definition.

      “Oil and Gas Royalty Trust” means a trust that is an Unrestricted Subsidiary formed by the Company or a Restricted Subsidiary to hold net profits interests in any of the Company’s and its Restricted Subsidiaries’ oil and natural gas properties that, at all times:

(1) holds no assets other than (a) net profits interests in the Company’s and its Restricted Subsidiaries’ oil and natural gas properties and (b) Temporary Cash Investments;

(2) conducts no business or activities other than the holding of the assets permitted by clause (1) above and the distribution of its available funds as required by clause (3) below;

(3) distributes all funds (less reasonable reserves, if any, for operating liabilities as determined by the trustee) held by it to its unit holders on a pro rata basis no less frequently than monthly;

(4) does not incur, nor permit to exist, directly or indirectly, any Indebtedness other than Indebtedness Incurred for its routine administrative expenses;

(5) is not permitted to sell its net profits interests except in immaterial amounts or when revenue from such interests fall below $1.0 million annually;

(6) is not permitted to sell its net profits interests except for cash equal to the fair market value thereof (as determined in good faith by the trustee of such Oil and Gas Royalty Trust, whose determination shall be conclusive);

(7) is not permitted to issue Capital Stock except to the Company or a Restricted Subsidiary in exchange for the conveyance to such Oil and Gas Royalty Trust of net profits interests in connection with its formation; and

(8) is governed by a trust agreement that requires the trustee to operate the Oil and Gas Royalty Trust in compliance with the terms of clauses (1) through (7) above.

      “Oil and Natural Gas Hedging Contract” means any oil and natural gas hedging agreement, and other agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in oil and natural gas prices.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and

(2) entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

      “Permitted Holders” means:

(1) I. Jon Brumley;

(2) Jon S. Brumley;

(3) trusts, the sole beneficiaries and trustees of which are the individuals listed in clauses (1) and (2) above or their immediate family members; and

(4) corporations, partnerships and other entities (a) of which the individuals listed in clauses (1) and (2) above or their immediate family members are the beneficial owners of all Capital Stock and other equity or voting interests and (b) that are controlled by such individuals and their immediate family members.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) (a) the Company, (b) a Restricted Subsidiary or (c) a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business, or (d) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;

(2) cash and Temporary Cash Investments;

(3) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans or advances to officers, directors and employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(6) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or consideration received for a disposition not constituting an Asset Disposition;

(8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) any acquisitions of Capital Stock solely in exchange for Capital Stock (other than Disqualified Stock) of the Company; provided, however, that the fair market value of such acquired Capital Stock, when taken together with all other Capital Stock acquired pursuant to this clause (9) and at the time owned by the Company or its Restricted Subsidiaries, does not exceed $10.0 million;

(10) Hedging Obligations;

(11) obligations of one or more officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of the Company (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of the Company and its Restricted Subsidiaries are paid by the Company or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(12) Existing Investments and any Investments made with the proceeds of any dispositions thereof;

(13) Permitted Business Investments;

(14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

(15) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(16) Investments in a wholly-owned Unrestricted Subsidiary that constructs and owns an office building for use as the Company’s headquarters in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(17) Investments in Capital Stock of any Oil and Gas Royalty Trust; and

(18) Investments in any Person, not otherwise permitted to be made pursuant to clause (1) through (17), in an aggregate amount, which when taken together with all other Investments made on or after the Issue Date pursuant to this clause, does not exceed $20.0 million at any one time outstanding (after giving effect to any reductions in the aggregate amount of such Investments as a result of the disposition thereof, including through liquidation, repayment or other reduction (but excluding dividends) for cash, the aggregate amount of such reductions not to exceed the aggregate amount of such Investments outstanding and previously made pursuant to this clause (18).

      “Permitted Liens” means the following types of Liens:

(1) Liens securing Senior Indebtedness;

(2) Liens in favor of the Company or a Restricted Subsidiary;

(3) Liens securing the Notes, any Subsidiary Guarantee or other obligations arising under the Indenture;

(4) Liens existing as of the Issue Date;

(5) Liens for taxes, assessments and governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(6) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or contract incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(7) Liens incurred or deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, Federal or foreign lands or waters);

(8) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

(9) leases, subleases, licenses or sublicenses to third parties entered into in the ordinary course of business;

(10) Liens on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(11) Liens on pipeline or pipeline facilities that arise under operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil, natural gas, other hydrocarbon and mineral leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;

(13) Liens reserved in oil, natural gas, other hydrocarbon and mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such Subsidiaries;

(15) Liens encumbering assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such assets;

(16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(19) set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any of its Restricted Subsidiaries on deposit with or in the possession of such institutions;

(20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Certain Covenants — Limitation on Restricted Payments”;

(21) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;

(22) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of the Company or the Restricted Subsidiaries;

(23) Liens to secure Production Payments that are not prohibited by the Indenture to the extent such Liens are limited to the assets that are the subject of such Production Payments; and

(24) Liens to secure a Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture and that was incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

      In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

      “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

      “Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

      “Public Equity Offering” means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus accrued interest thereon and fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date among the Company, the Subsidiary Guarantors and the initial purchaser of the outstanding Notes.

      “Related Business” means the Oil and Gas Business and any other business in which the Company or a Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary thereto.

      “Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

      “Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions (or dividends or other distributions on a basis more favorable to the Company or to a Restricted Subsidiary), made by a Subsidiary that is not a Wholly Owned Subsidiary to stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

      “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

      “Revolving Credit Facility” means the Credit Agreement dated August 19, 2004, as amended, among the Company, Encore Operating, L.P., Bank of America, N.A., as Administrative Agent and L/ C Issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as Co-Syndication Agents, BNP Paribas and Citibank, N.A., as Co-Documentation Agents, and the financial institutions listed on Schedule 2.01 thereto as Lenders.

      “S&P” means Standard and Poor’s Ratings Services.

      “Sale/ Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above; unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation (and any accrued and unpaid interest in respect thereof) of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; or

(6) any Preferred Stock or Disqualified Stock.

      “Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

      “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

      “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

      “Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture, in each case unless and until such subsidiary is released from its obligations under its Subsidiary Guaranty pursuant to the terms of the Indenture. As of the Issue Date, the Subsidiary Guarantors are EAP Energy, Inc., EAP Energy Services, L.P., EAP Operating, Inc., EAP Properties, Inc., Encore Operating, L.P. and Encore Operating Louisiana, LLC.

      “Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

      “Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand accounts and time deposit accounts, bankers acceptances, overnight bank deposits, certificates of deposit and money market deposits maturing within twelve months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $10.0 million in the aggregate;

(4) repurchase (or reverse repurchase) obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(5) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(6) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to July 15, 2010 or, in the case of defeasance, to maturity; provided, however, that if the average life to July 15, 2010 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to July 15, 2010 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

      “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.” In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of the Indenture, such designation shall be deemed to have occurred for all purposes of the Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

      “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

      We will issue the Exchange Notes in the form of one or more global notes (the “Global Notes”) in definitive, registered, book-entry form. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Investors who purchase Exchange Notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the Global Notes indirectly through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with designated portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

      Payments in respect of the principal of, and interest, premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and DTC fails to appoint a successor depository or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same Day Settlement and Payment

      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payment of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings. We have not obtained an opinion of counsel and have not sought a ruling from the Internal Revenue Service, and we can give you no assurance that the IRS will agree with the following discussion. Changes in the applicable law may occur that may be retroactive and could affect the tax consequences to you of the receipt of exchange notes in exchange for outstanding notes in the exchange offer. We do not discuss the effect of special rules such as those that apply to insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and a person who is not a citizen or resident of the United States. We recommend that you consult your own tax advisor as to the particular tax consequences of receiving exchange notes in exchange for outstanding notes in the exchange offer, including the applicability and effect of any state, local or foreign tax law.

      We believe that the receipt of exchange notes in exchange for outstanding notes in the exchange offer should not be treated as an exchange for United States federal income tax purposes because the exchange notes and the outstanding notes are not materially different in kind or in extent, and as a result on the receipt of exchange notes in exchange for outstanding notes in the exchange offer you should not recognize gain or loss, your initial tax basis in the exchange notes should be the same as your adjusted tax basis in the outstanding notes immediately before such exchange, and your holding period for the exchange notes should include your holding period for the outstanding notes.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

      We believe that you may not transfer exchange notes issued in the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate,” within the meaning of Rule 405 under the Securities Act, or an affiliate of a subsidiary guarantor;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery provisions of the Securities Act.

      If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make representations to us as described above under “The Exchange Offer — Procedures for Tendering — Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer that receives exchange notes in the exchange offer in exchange for outstanding notes that were acquired by you for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

      This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, which may be extended under specified circumstances, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of those methods of resale.

      The prices at which these sales occur may be at:

•	market prices prevailing at the time of resale;

•	prices related to prevailing market prices; or

•	negotiated prices.

Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of up to 180 days after the expiration date of the exchange offer, which may be extended under specified circumstances, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incidental to the exchange offer, other than commissions and concessions of any brokers or dealers. We also have agreed that we will indemnify specified holders of the exchange notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

TRANSFER RESTRICTIONS ON OUTSTANDING NOTES

      The outstanding notes were not registered under the Securities Act. Accordingly, we offered and sold the outstanding notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

•	to “qualified institutional buyers” under Rule 144A under the Securities Act; and

•	outside the United States in compliance with Regulation S under the Securities Act.

You may not offer or sell those outstanding notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

LEGAL MATTERS

      Certain legal matters in connection with the offering of the exchange notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

      The consolidated financial statements of Encore Acquisition Company appearing in Encore Acquisition Company’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Encore Acquisition Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

      Certain information with respect to the oil and natural gas reserves associated with our oil and natural gas properties is derived from the report of Miller and Lents, Ltd., independent petroleum engineers, and has been included in this prospectus upon the authority of said firm as experts with respect to matters covered by such reports and in giving such report.

Encore Acquisition Company

$300,000,000

Offer to Exchange

registered
6.0% Senior Subordinated Notes due 2015
for all outstanding
6.0% Senior Subordinated Notes due 2015

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Delaware Corporations. Encore Acquisition Company (the “Company”), EAP Operating, Inc., EAP Properties, Inc., and EAP Energy, Inc. are corporations organized under the law of the State of Delaware. Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. The certificates of incorporation of each of the Company, EAP Operating, Inc., EAP Properties, Inc., and EAP Energy, Inc. provide that, to the fullest extent permitted by Delaware law, no director shall be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

      The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation’s favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

      The Company’s certificate of incorporation and by-laws provide for mandatory indemnification of officers and directors to the extent permitted by the DGCL. Under the Company’s certificate of incorporation, indemnification of our employees and agents is permissive; under our by-laws, indemnification of our employees and agents is mandatory.

      Pursuant to the Company’s certificate of incorporation and by-laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent or is or was a director, officer, employee or agent of the Company serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability.

      The bylaws of each of EAP Operating, Inc., EAP Properties, Inc. and EAP Energy, Inc. contain indemnification provisions identical to those contained in the Company’s by-laws, except that such indemnification is permissive instead of mandatory.

      The Company has entered into indemnification agreements with its directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate the Company to purchase and maintain insurance or similar protection on behalf of its directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of the Company. Any insurance policy providing liability coverage for directors and officers of the Company shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, the Company also agrees to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of the Company, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

      Delaware Limited Liability Company. Encore Operating Louisiana, LLC is a limited liability company organized under the laws of the State of Delaware. The Delaware Limited Liability Company Act provides that a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

      The limited liability company agreement of Encore Operating Louisiana, LLC provides that, upon express approval of the managers, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person (a) is or was the member or a manager or is or was serving as an officer of the company or (b) while the member or a manager or a person serving as an officer of the company is or was serving at the written request of the company as a manager, member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar official or functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent that would be permitted by the Delaware General Corporation Law (the “DGCL”) if the Company were a corporation organized under the DGCL and the member or manager were a director of such a corporation and each such officer were an officer of such a corporation.

      Texas Limited Partnerships. EAP Operating, L.P. and EAP Energy Services, L.P. are limited partnerships organized under the laws of the State of Texas. The Texas Revised Limited Partnership Act allows a Texas limited partnership to indemnify anyone who was, is or is threatened to be made a defendant or respondent in a proceeding because the person is or was a general partner if the person (1) acted in good faith; (2) reasonably believed (a) in the case of a general partner, that the person’s conduct was in the best interest of the limited partnership, and (b) in all other cases, that the person’s conduct was at least not opposed to the partnership’s best interests, and (3) in the case of a criminal proceeding, had no reasonable cause to believe that that the person’s conduct was unlawful.

      The partnership agreements of each of EAP Operating, L.P. and EAP Energy Services, L.P. provide that they shall indemnify, defend and hold harmless each partner, its affiliates and their respective shareholders, officers, directors, partners, members, managers, employees or agents to the fullest extent permitted under the Texas Revised Limited Partnership Act.

Item 21.	Exhibits

      (a) Exhibits

Exhibit No.		Exhibit

*3	.1(a)	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.1(b)	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 5, 2005).
*3	.1(c)	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.2(a)	Certificate of Incorporation of EAP Properties, Inc. (incorporated by reference to Exhibit 3.2(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.2(b)	By-laws of EAP Properties, Inc. (incorporated by reference to Exhibit 3.2(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.3(a)	Certificate of Limited Partnership of Encore Operating, L.P. (incorporated by reference to Exhibit 3.3(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.3(b)	Limited Partnership Agreement of Encore Operating, L.P. (incorporated by reference to Exhibit 3.3(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.4(a)	Certificate of Formation of Encore Operating Louisiana, LLC (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.4(b)	Limited Liability Company Agreement of Encore Operating Louisiana, LLC (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.5(a)	Certificate of Incorporation of EAP Operating, Inc. (incorporated by reference to Exhibit 3.5(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.5(b)	By-laws of EAP Operating, Inc. (incorporated by reference to Exhibit 3.5(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.6(a)	Certificate of Incorporation of EAP Energy, Inc. (incorporated by reference to Exhibit 3.6(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.6(b)	By-laws of EAP Energy, Inc. (incorporated by reference to Exhibit 3.6(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.7(a)	Certificate of Limited Partnership of EAP Energy Services, L.P. (incorporated by reference to Exhibit 3.7(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.7(b)	Limited Partnership Agreement of EAP Energy Services, L.P. (incorporated by reference to Exhibit 3.7(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*4	.1	Indenture, dated as of July 13, 2005, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2005).

Exhibit No.		Exhibit

*4	.2	Form of 6.0% Senior Subordinated Note to Cede & Co. or its registered assigns (included as Exhibit A to Exhibit 4.1 above).
*4	.3	Registration Rights Agreement, dated July 13, 2005, by and among the Company and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2005).
5.1		Opinion of Baker Botts L.L.P.
12.1		Statement showing computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3		Consent of Miller and Lents, Ltd.
24.1		Powers of Attorney (included on signature page).
25.1		Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for 6.0% Senior Subordinated Notes due 2015, on Form T-1.
99.1		Form of Letter to Depository Trust Company Participants.
99.2		Form of Letter to Clients.
99.3		Form of Notice of Guaranteed Delivery.
99.4		Form of Letter of Transmittal.

*	Incorporated by reference to the filing indicated.

Item 22.	Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 8, 2005.

ENCORE ACQUISITION COMPANY
EAP ENERGY, INC.
EAP OPERATING, INC.
ENCORE OPERATING, L.P., by EAP Operating, Inc.,
its general partner
EAP ENERGY SERVICES, L.P., by EAP Energy, Inc.,
its general partner

By:	/s/ I. JON BRUMLEY

I. Jon Brumley
Chief Executive Officer

ENCORE OPERATING LOUISIANA, LLC

By:	/s/ THOMAS H. OLLE

Thomas H. Olle
President and Assistant Secretary

      Pursuant to the requirements of the Securities Act of 1933, the following registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on August 8, 2005.

EAP PROPERTIES, INC.

By:	/s/ ROBERT A. SAGEDY

Robert A. Sagedy
Vice President and Assistant Secretary

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints I. Jon Brumley, Jon S. Brumley and Roy W. Jageman, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director (alternatively, in the case of a limited liability company, a manager) or officer or both, as the case may be, of the respective registrant named below, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents or instruments necessary or appropriate to enable such registrant to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director (alternatively, in the case of a limited liability company, such manager) or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

ENCORE ACQUISITION COMPANY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2005.

Signature	Title

/s/ I. JON BRUMLEY I. Jon Brumley	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JON S. BRUMLEY Jon S. Brumley	President and Director

/s/ ROY W. JAGEMAN Roy W. Jageman	Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial Officer)

/s/ ROBERT C. REEVES Robert C. Reeves	Vice President, Controller and Assistant Corporate Secretary (Principal Accounting Officer)

/s/ MARTIN C. BOWEN Martin C. Bowen	Director

/s/ TED COLLINS, JR. Ted Collins, Jr.	Director

/s/ TED A. GARDNER Ted A. Gardner	Director

/s/ JOHN V. GENOVA John V. Genova	Director

/s/ JAMES A. WINNE III James A. Winne III	Director

EAP ENERGY, INC.

EAP OPERATING, INC.
EAP PROPERTIES, INC.
ENCORE OPERATING, L.P., by EAP Operating, Inc., its general partner
EAP ENERGY SERVICES, L.P., by EAP Energy, Inc., its general partner

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2005.

Signature	Title

/s/ I. JON BRUMLEY I. Jon Brumley	Chief Executive Officer of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Executive Officer)

/s/ ROY W. JAGEMAN Roy W. Jageman	Executive Vice President, Chief Financial Officer and
Corporate Secretary of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Financial Officer); sole director of EAP Energy, Inc. and EAP Operating, Inc.; director of EAP Properties, Inc.

/s/ ROBERT C. REEVES Robert C. Reeves	Vice President, Controller and Assistant Corporate Secretary of EAP Energy, Inc., EAP Operating, Inc. and EAP Properties, Inc. (Principal Accounting Officer)

/s/ ROBERT A. SAGEDY Robert A. Sagedy	Director of EAP Properties, Inc.

ENCORE OPERATING LOUISIANA, LLC

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 8, 2005.

/s/ THOMAS H. OLLE Thomas H. Olle	President, Assistant Secretary and Manager (Principal Executive Officer)

/s/ JEFF RECTOR Jeff Rector	Vice President, Treasurer, Secretary and Manager (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.		Exhibit

*3	.1(a)	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.1(b)	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 5, 2005).
*3	.1(c)	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 7, 2001).
*3	.2(a)	Certificate of Incorporation of EAP Properties, Inc. (incorporated by reference to Exhibit 3.2(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.2(b)	By-laws of EAP Properties, Inc. (incorporated by reference to Exhibit 3.2(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.3(a)	Certificate of Limited Partnership of Encore Operating, L.P. (incorporated by reference to Exhibit 3.3(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.3(b)	Limited Partnership Agreement of Encore Operating, L.P. (incorporated by reference to Exhibit 3.3(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.4(a)	Certificate of Formation of Encore Operating Louisiana, LLC (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.4(b)	Limited Liability Company Agreement of Encore Operating Louisiana, LLC (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.5(a)	Certificate of Incorporation of EAP Operating, Inc. (incorporated by reference to Exhibit 3.5(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.5(b)	By-laws of EAP Operating, Inc. (incorporated by reference to Exhibit 3.5(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.6(a)	Certificate of Incorporation of EAP Energy, Inc. (incorporated by reference to Exhibit 3.6(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.6(b)	By-laws of EAP Energy, Inc. (incorporated by reference to Exhibit 3.6(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.7(a)	Certificate of Limited Partnership of EAP Energy Services, L.P. (incorporated by reference to Exhibit 3.7(a) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*3	.7(b)	Limited Partnership Agreement of EAP Energy Services, L.P. (incorporated by reference to Exhibit 3.7(b) to the Company’s Registration Statement on Form S-4 (Registration Number 333-117025), filed with the SEC on June 30, 2004).
*4	.1	Indenture, dated as of July 13, 2005, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2005).
*4	.2	Form of 6.0% Senior Subordinated Note to Cede & Co. or its registered assigns (included as Exhibit A to Exhibit 4.1 above).

Exhibit No.		Exhibit

*4	.3	Registration Rights Agreement, dated July 13, 2005, by and among the Company and Credit Suisse First Boston LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2005).
5.1		Opinion of Baker Botts L.L.P.
12.1		Statement showing computation of ratios of earnings to fixed charges.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.3		Consent of Miller and Lents, Ltd.
24.1		Powers of Attorney (included on signature page).
25.1		Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee for 6.0% Senior Subordinated Notes due 2015, on Form T-1.
99.1		Form of Letter to Depository Trust Company Participants.
99.2		Form of Letter to Clients.
99.3		Form of Notice of Guaranteed Delivery.
99.4		Form of Letter of Transmittal.

*	Incorporated by reference to the filing indicated.